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                     June 4, 2024

       Tiewei Song
       Chief Executive Officer
       BIMI Holdings Inc.
       9th Floor, Building 2
       Chongqing Corporation Avenue
       Yuzhong District, Chongqing,
       P. R. China, 400010

                                                        Re: BIMI Holdings Inc.
                                                            Form 10-K for the
Fiscal Year Ended December 31, 2022
                                                            File No. 001-34890

       Dear Tiewei Song:

              We have completed our review of your filings. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Trade & Services
       cc:                                              Pang Zhang-Whitaker